EXHIBIT 10.3

EQUIFAX INC. 2008 OMNIBUS INCENTIVE PLAN

FORM OF EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT

[Participant]

Number of Shares Subject to Award: [Number of Shares]

Date of Grant:  [Grant Date]

Pursuant to the Equifax Inc. 2008 Omnibus Incentive Plan (the “Plan”), Equifax Inc., a Georgia corporation (the “Company”), has granted the above-named participant (“Participant”) Restricted Stock Units (the “Award”) entitling Participant to receive such number of shares of Company common stock (the “Shares”) as is set forth above on the terms and conditions set forth in this agreement (this “Agreement”) and the Plan.  Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.

Grant Date.  The Award is granted to Participant on the Date of Grant (the “Grant Date”) set forth above.

2.    Vesting.  Subject to earlier vesting in accordance with Sections 3 or 4 below, the right to the Shares shall vest on the third anniversary of the Grant Date (the “Vesting Date”).  Prior to the Vesting Date, the Restricted Stock Units subject to the Award shall be nontransferable and, except as otherwise provided herein, shall be immediately forfeited upon Participant’s termination of employment with the Company and its Subsidiaries.   The Committee which administers the Plan reserves the right, in its sole discretion, to waive or reduce the vesting requirements.

3.   Termination of Employment.  Participant’s unvested Shares subject to the Award shall become vested and nonforfeitable after termination of Participant’s employment with the Company or a Subsidiary under the following circumstances:

(a)  Death or Disability.  If termination results from Participant’s death or Disability (as such terms are defined in the Plan), then all unvested Shares subject to the Award shall immediately become vested and nonforfeitable and subject to immediate settlement and transfer under Section 7 as of the date of Participant’s death or termination due to Disability.

(b)   Retirement.  If termination results from Participant’s Retirement (as such term is defined in the Plan) from the Company or a Subsidiary (other than for Cause), all unvested Shares subject to the Award shall  continue to vest after the Participant’s Retirement date and shall become nonforfeitable and subject to settlement and transfer under Section 7 on the Vesting Date.

4.    Change of Control.  If a Change of Control occurs while Participant is employed by the Company or a Subsidiary, then all unvested Shares subject to the Award shall immediately become vested and nonforfeitable and subject to settlement and transfer under Section 7 as of the date on which the Change of Control occurs; provided, however, if the Change of Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A and the regulations and other guidance promulgated thereunder, the right to the Shares subject to the Award shall vest as of the date of the Change of Control but the settlement and transfer of the Shares under Section 7 shall not occur until the Vesting Date.

5.   Clawback Policy; Cancellation and Rescission of Award.

Clawback Policy.  This Award shall be subject to the terms and conditions of the Company’s Policy on Recovery of Incentive Awards adopted effective January 1, 2010, a copy of which is attached as Appendix A and incorporated herein by reference, and is further subject to the requirements of any applicable law with respect to the recovery of incentive compensation.

Detrimental Activity.  If, at any time, (i) during Participant’s employment with the Company or a Subsidiary or (ii) during the period after Participant’s termination of employment with the Company or any Subsidiary for any reason, but not to exceed 24 months following Participant’s termination of employment, Participant engages in any “Detrimental Activity” (as defined in subsection (c) below), the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit this Award as of the first date Participant engaged in the Detrimental Activity, as determined by the Committee.  Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares subject to the Award during the period beginning six months prior to the date on which Participant engaged or began engaging in Detrimental Activity.

For purposes of this Agreement, “Detrimental Activity” shall mean and include any of the following:

the breach or violation of any other agreement between Participant and the Company relating to protection of Confidential Information or Trade Secrets, solicitation of employees, customers or suppliers, or  refraining from competition with the Company;

the disclosure, reproduction or use of Confidential Information or Trade Secrets (each as defined below) for the benefit of Participant or third parties except in connection with the performance of Participant’s duties for the Company or, after advance notice to the Company, as required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction;

the use, reproduction, disclosure or distribution of any information which the Company is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.) and any state credit reporting statutes;

the making, or causing or attempting to cause any other person to make, any statement, either written or oral, or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company;

the solicitation or attempt to solicit any customer or actively targeted potential customer of the Company with whom the Participant had material contact on the Company’s behalf during the 12 months immediately preceding Participant’s termination of employment;

the solicitation or recruitment, attempt to solicit or recruit, or the assistance of others in soliciting or recruiting, any individual who is or was, within 6 months of the date in question, an employee of the Company unless such former employee was terminated by the Company without cause, or the inducement of (or attempt to induce) any such employee of the Company to terminate his employment with the Company; or

the refusal or failure of Participant to provide, upon the request of the Company, a certification, in a form satisfactory to the Company, that he or she is in full compliance with the terms and conditions of the Plan and this Agreement, including, without limitation, a certification that Participant is not engaging in Detrimental Activity.

“Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential Company customers or suppliers which (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of the Company’s efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law.

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“Confidential Information” means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future developed, used or employed by the Company which are treated as confidential by the Company and not generally disclosed by the Company to the public, and which relate to the business or financial affairs of the Company, including, but not limited to, financial statements and information, marketing strategies, business development plans, acquisition or divestiture plans, and product or process enhancement plans.

6.   Termination for Cause.  If Participant's employment with the Company or a Subsidiary is terminated for Cause, the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit this Award as of the date of termination for Cause. Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares subject to the Award during the period beginning six months prior to the date on which Participant engaged or began engaging in conduct that led to his or her termination for Cause. For purposes of this Agreement, termination for “Cause” means termination as a result of (a) the willful and continued failure by Participant to substantially perform his or her duties with the Company or any Subsidiary (other than a failure resulting from Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by his or her superior officer which specifically identifies the manner the officer believes that Participant has not substantially performed his or her duties, or (b) Participant’s willful misconduct which materially injures the Company, monetarily or otherwise.  For purposes of this Section, Participant’s act, or failure to act, will not be considered “willful” unless the act or failure to act is not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

7.   Transfer of Vested Shares.  Stock certificates (or appropriate evidence of ownership) representing the unrestricted Shares will be delivered to the Participant (or to a party designated by the Participant) as soon as practicable after (but no later than 60 days after) the Vesting Date or event set forth in Sections 3 or 4; provided, however, if the Participant has properly elected to defer delivery of the Shares pursuant to a plan or program of the Company, the Shares shall be issued and delivered as provided in such plan or program.

8.   Dividends.  Participants granted the Award shall not be entitled to receive any cash dividends, stock dividends or other distributions paid with respect to the Shares, except in circumstances where the distribution is covered by Section 14 below.

9.   Non-Transferability of Award.  Subject to any valid deferral election, until the Shares have been issued under this Award, the Shares issuable hereunder and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan).  Any attempt to do so contrary to the provisions hereof shall be null and void.

10.   Conditions to Issuance of Shares.  The Shares deliverable to Participant hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company.  The Company shall not be required to issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the grant of the Shares as the Committee may establish from time to time for reasons of administrative convenience.

11.   No Rights as Shareholder.  Except as provided in Section 14, the Participant shall not have voting or any other rights as a shareholder of the Company with respect to the unvested Shares.  Upon settlement of the Award into Shares, the Participant will obtain full voting and other rights as a shareholder of the Company with respect to such Shares.

12.   Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

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13.   Fractional Shares.  Fractional shares will not be issued, and when any provision of this Agreement otherwise would entitle Participant to receive a fractional share, that fraction will be disregarded.

14.   Adjustments in Capital Structure.  In the event of a change in corporate capitalization as described in Section 18 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Award.  The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.

15.   Taxes.  Regardless of any action the Company or a Subsidiary (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Participant’s responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant or vesting of the Shares subject to this Award, the subsequent sale of Shares acquired pursuant to such vesting and receipt of any dividends; and (ii) do not commit to structure the terms or the grant or any aspect of this Award to reduce or eliminate Participant’s liability for Tax-Related Items.  Upon the vesting and delivery of Shares subject to this Award, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares.  Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for sale of Shares that Participant acquires to meet the required withholding obligations for Tax-Related Items, and/or (2) satisfy such obligations in Shares, provided that the Company only withholds the amount of Shares necessary to withhold the required minimum withholding amount.  In addition, Participant shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

16.   Consents.  By accepting the grant of this Award, Participant acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, or benefits in lieu of Shares, even if Shares have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Participant’s participation in the Plan shall not create a right of further employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) Participant is participating voluntarily in the Plan; (vi) this Award is an extraordinary item that is outside the scope of Participant’s employment contract, if any; (vii) this Award is not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (viii) in the event Participant is not an employee of the Company, this Award will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) the value of the Shares may increase or decrease in value; (xi) in consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of this Award or diminution in value of Shares subject to the Award resulting from termination of Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (xii) except as otherwise expressly provided in the Plan, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to receive Awards under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law; furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to this Award after termination of employment, if any, will be measured by the date of termination of Participant’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of this Award.

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17.   Consent for Accumulation and Transfer of Data.  Participant consents to the accumulation and transfer of data concerning him or her and the Award to and from the Company and UBS, or such other agent as may administer the Plan on behalf of the Company from time to time.  In addition, Participant understands that the Company holds certain personal information about Participant, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all grants or awards, vested, unvested, or expired (the “personal data”).  Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law.  Such data include but are not limited to information provided above and any changes thereto and other appropriate personal and financial data about Participant.  Participant hereby provides explicit consent to the Company to process any such personal data and sensitive personal data.  Participant also hereby provides explicit consent to the Company to transfer any such personal data and sensitive personal data outside the country in which Participant is employed, and to the United States.  The legal persons for whom such personal data are intended are the Company, UBS, and any company providing services to the Company in connection with compensation planning purposes or the administration of the Plan.

18.    Plan Information.  Participant agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Plan website referenced above and shareholder information, including copies of any annual report, proxy statement, Form   10-K, Form 10-Q, Form 8-K and other information filed with the SEC, from the investor relations section of the Equifax website at www.equifax.com.  Participant acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Company’s Corporate Secretary.

19.  Plan Incorporated by Reference; Conflicts.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.  Notwithstanding the foregoing, nothing in the Plan or this Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and Participant under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to Participant.  If provisions of the Plan and this Agreement conflict, the Plan provisions will govern.

20.   Participant Bound by Plan.  Participant acknowledges receiving a summary of the Plan, and agrees to be bound by all the terms and conditions of the Plan.  Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.

21.  Governing Law.  This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Georgia, USA without regard to conflict of law provisions.

22.  Translations.  If Participant has received this or any other document related to the Plan translated into any language other than English and if the translated version is different than the English version, the English version will control.

23.         Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

24.   Section 409A.

(b)  General.  To the extent that the requirements of Code Section 409A are applicable to this Award, it is the intention of both Company and Participant that the benefits and rights to which Participant could be entitled pursuant to this Agreement comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention.   The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Administrator to be necessary in order to preserve compliance with Section 409A.

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(b)   No Representations as to Section 409A Compliance. Notwithstanding the foregoing, Company makes no representation to Participant that the Shares awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and Company shall have no liability or other obligation to indemnify or hold harmless Participant or any beneficiary for any tax, additional tax, interest or penalties that Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(c)   Six Month Delay for Specified Participants.

(i) If Participant is a “Specified Employee” (as defined below), then no payment or benefit that is payable on account of Participant’s “Separation from Service” (as determined by the Company in accordance with Section 409A) shall be made before the date that is six months and one day after Participant’s “Separation from Service” (or, if earlier, the date of Participant’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, Participant shall be considered to be a “Specified Employee” if, at the time of his or her Separation from Service, Participant is a “key employee”, within the meaning of Code Section 416(i), of Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, applying the 20 percent common ownership standard) any stock in which is publicly traded on an established securities market or otherwise.

(d)   No Acceleration of Payments. Neither Company nor Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

PARTICIPANT	EQUIFAX INC.

(Signature)	By:	/s/ Richard F. Smith
Richard F. Smith
Chairman & CEO
(Printed Name)

(Date)

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933.

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APPENDIX A

POLICY ON RECOVERY OF INCENTIVE PAYMENTS

Application

The following policy on recovery of incentive payments is adopted by the Compensation, Human Resources & Management Succession Committee of the Board of Directors (“Committee”) of Equifax Inc. (“Company”) effective February 4, 2010, for Incentive Compensation awarded or paid for fiscal years beginning after December 31, 2009.

The Committee may, in its sole discretion, in appropriate circumstances and to the extent permitted by governing law, direct the Company to require recovery of all or a portion of any Incentive Compensation awarded or paid to any Employee where:

7.	The payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the U.S. Securities and Exchange Commission (“SEC”);

8.	The Committee determines the Employee engaged in Misconduct that contributed to the need for the material restatement; and

9.	A lower Incentive Compensation payment would have been made to the Employee based upon the restated financial results.

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The Committee in its discretion also may direct the Company to seek to recover the excess amount of any Incentive Compensation awarded or paid to a Covered Officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment, regardless of whether the Covered Officer committed any Misconduct.  Where the result of a performance measure was considered in determining the compensation awarded or paid, but the Incentive Compensation is not awarded or paid on a formulaic basis, the Committee will determine in its discretion the amount, if any, by which the payment or award should be reduced.

•	“Employee” for purposes of this policy shall mean any current or former employee of the Company or any subsidiary or affiliate thereof.
•	“Covered Officer” shall mean the CEO and any current or former direct report to the CEO, including without limitation the Chief Accounting Officer, the head of Internal Audit, and any other elected officer or executive officer as defined under the Securities Exchange Act of 1934, as amended.
•	“Misconduct” shall mean a knowing violation of SEC rules and regulations or Company policy.
•	“Incentive Compensation” shall mean bonuses, annual incentive plan awards, or performance-based equity awards granted under the Company’s 2008 Omnibus Incentive Plan or successor thereto.

Amount to be Recovered

In each such instance, the Company will, to the extent practicable, seek to recover from the individual Covered Officer the amount by which the individual’s Incentive Compensation for the relevant periods exceeded the lower payment that would have been made based on the restated financial results.  In addition, if an Employee engaged in Misconduct that contributed to award or payment of Incentive Compensation to him or her that is greater than would have been paid or awarded in the absence of Misconduct, the Company may take other remedial and recovery action, as determined by the Committee in its discretion, including recovery of all or part of the Incentive Compensation.  The Company shall notify an Employee within 12 months after the date of any financial restatement of its intent to recover amounts under this policy.

Methods for Recovery

The Committee shall determine whether the Company shall effect any such recovery: (i) by seeking repayment from the Employee; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Employee under any compensatory plan, program, or arrangement maintained by the Company; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices; or (iv) by any combination of the foregoing.  This policy shall be in addition to any other equitable or legal remedy that may be taken by the Company with respect to the subject matter of this policy.

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